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[LETTERHEAD OF MCGLADREY & PULLEN, LLP APPEARS HERE]

                                                [LETTERHEAD OF RSM APPEARS HERE]

                                                                    EXHIBIT 16.2


Securities and Exchange Commission
Washington, DC 20549

We were previously the independent accountants for Septima Enterprises, Inc., and on August 15, 1997, except for Note 6 as to which the date is September 23, 1997, we reported on the financial statements of Septima Enterprises, Inc. as of and for the year ended June 30, 1997. On November 18, 1998, we resigned as independent accountants of Septima Enterprises, Inc.

We have read Septima Enterprises, Inc.'s statements included under Item 4 of its Form 8-KA dated June 18, 1999, and we agree with such statements.



                                        /s/ MCGLADREY & PULLEN, LLP

                                           McGladrey & Pullen, LLP